SEPARATION AGREEMENT

     This Separation Agreement (this “Agreement”) by and between Journal Register Company, a Delaware corporation (the “Company”) and Robert M. Jelenic (the “Executive”), is dated as of October 12, 2007.

     WHEREAS, the Executive has been serving the Company as its Chairman and Chief Executive Officer and is party to an Amended and Restated Employment Agreement with the Company dated September 27, 2006 (the “Employment Agreement”); and

     WHEREAS, the Company and the Executive have agreed that it is in the best interests of the Company and the Executive for the Executive to resign, and they wish to set forth their mutual agreement as to the terms and conditions of such resignation;

     NOW, THEREFORE, the Company and the Executive hereby agree as follows:

     1. Resignation. Effective as of November 1, 2007 (the “Resignation Date”), the Executive hereby resigns from his employment with the Company, from his position as a member of the Board of Directors of the Company, and from all other positions he holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to collectively as the “Affiliated Entities”).

     2. Compensation Matters.

     (a) Severance Payment. Subject to the Executive’s execution and non-revocation of the release of claims set forth in Section 5 hereof and of the release of claims contemplated by Section 5(e) hereof (the “Final Release”), the Company shall, as soon as practicable following the six-month anniversary of the Resignation Date, pay to the Executive a lump sum in cash of $4,763,909 (plus interest thereon from the Resignation Date through the six-month anniversary thereof (such six-month period, the “409A Delay Period”) at the applicable federal rate (the “Applicable Federal Rate”) provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986 (the “Code”)).

     (b) Benefits Continuation. Until the third anniversary of the Resignation Date, the Company shall continue to provide the Executive and his family with employee life, group life, accidental death or dismemberment and disability insurance benefits on the same terms and conditions as provided to the Executive as of the Resignation Date or as in effect from time to time, as if the Executive had remained employed during that period, subject to the Executive’s payment of such employee contributions, co-payments and similar charges; provided, however, that (i) in no event shall the amount of the Executive’s premium payments under this sentence be determined on terms less favorable than the most favorable terms provided to any senior executive officer of the Company, (ii) such continued benefits shall become secondary to the extent the Executive becomes re-employed and becomes eligible for substantially comparable benefits from another employer, and (iii) in the event that it is determined that receipt of any such continued benefit during the 409A Delay Period would subject the Executive to taxation under Section 409A of the Code, the Executive shall pay all premiums with respect to the applicable benefit during the 409A Delay Period, and shall be reimbursed by the Company as soon as practicable following the conclusion of the 409A Delay Period for all payments so made (plus interest thereon from the applicable payment date through the conclusion of the 409A Delay Period at the Applicable Federal Rate). Until the third anniversary of the Resignation Date, the Company shall continue to (x) provide the Executive with use of his Company-owned automobile (the “Car”) on the same terms and conditions as provided to the Executive as of immediately prior to the Resignation Date and related insurance coverage, and (y) pay the Executive’s dues payments at the Jasna Polana Country Club (the “Club”) with respect to which it currently pays such dues, provided, that the Executive shall pay all dues to the Club with respect to the 409A Delay Period, and shall be reimbursed by the Company as soon as practicable following the conclusion of the 409A Delay Period for all payments so made (plus interest thereon from the applicable payment date through the conclusion of the 409A Delay Period at the Applicable Federal Rate), and, provided, further, that the Executive shall pay the Company a quarterly premium of $3000 to lease the Car during the 409A Delay Period, payable quarterly in arrears, and shall be reimbursed by the Company as soon as practicable following the conclusion of the 409A Delay Period for all payments so made (plus interest thereon from the applicable payment date through the conclusion of the 409A Delay Period at the Applicable Federal Rate).

     (c) Lifetime Medical Benefits. Following the Resignation Date, the Company shall provide the Executive and his spouse with the following benefits (the “Post-Retirement Health Benefits”) during the remaining lifetime of the Executive and the remaining lifetime of the Executive’s surviving spouse (if he has a surviving spouse): (x) health benefits (including medical, prescription, dental and vision coverage, if and to the extent applicable) with similar coverage to the coverage provided to the Executive as of the Resignation Date, which may be made under the plans provided to the Company’s executive officers, or (y) benefits under separate arrangements that provide coverage similar to the health benefits described in clause (x), taking into account in determining similarity the benefits provided and the costs and tax consequences to the Executive and his spouse. The Executive’s percentage contribution toward the cost of the Post-Retirement Health Benefits shall be the same percentage contribution as in effect on the Resignation Date. In all cases, the Post-Retirement Health Benefits shall be made secondary to any other benefits to which the Executive and his spouse may be entitled under another employer-provided plan or a governmental plan such as Medicare. The amount of Post-Retirement Health Benefits provided in any given calendar year shall not affect the amount of Post-Retirement Health Benefits provided in any other calendar year, and the Executive’s (and his spouse’s) right to Post-Retirement Health Benefits may not be liquidated or exchanged for any other benefit. The parties anticipate that the Post-Retirement Health Benefits will initially be provided through COBRA coverage (without payment for the 2% administrative surcharge), and thereafter be provided either through a insurance policy or by adding the Executive to a self-funded retiree medical plan sponsored by a subsidiary of the Company. Within 90 days of the Resignation Date, the Company will provide the Executive with an outline of the current benefit program and an overview of the Company’s intended plan of implementation of the Post-Retirement Health Benefits.

     (d) Equity Compensation Awards. In consideration of the Executive’s promises set forth in Section 4(a) below, the Company hereby agrees that, effective as of the date the Final Release becomes irrevocable, (i) the 192,500 restricted stock units previously granted to the Executive shall vest in full and be settled for shares of Company common stock, and (ii) all outstanding stock options held by the Executive shall remain exercisable until the earlier of (x) the expiration of the original term of the applicable option or (y) the third anniversary of the Resignation Date (such stock options shall otherwise be governed by the terms of the applicable plan and award agreement pursuant to which they were granted).

     (e) Vested Benefits. Within 15 days following the Resignation Date, the Company shall pay the Executive any accrued but unpaid base salary and vacation pay, and, within 30 days of the Resignation Date (or, if later, of the date of submission of the actual invoice), shall reimburse the Executive in accordance with the Company’s policies for any reimbursable expenses incurred through the Resignation Date. The Company acknowledges that the Executive will have 36 days of accrued but unpaid vacation as of the Resignation Date (less any vacation days used between the date hereof and the Resignation Date). Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Entities and for which the Executive may qualify (including, without limitation, the Company’s 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Entities, in each case, except to the extent modified by this Agreement. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract with the Company or the Affiliated Entities (including, without limitation, the Company’s 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan) at or subsequent to the Resignation Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except to the extent modified by this Agreement.

     (f) Secretarial Benefits. Until December 31, 2009, the Company shall provide the Executive with continued secretarial and information technology support from the individuals who were serving as the Executive’s secretary and information technology support immediately before the Resignation Date, or from a suitable replacement(s) on the Company’s payroll if such individual(s) cease(s) to be employed by the Company or the Executive and the Company agree to another suitable replacement, in any case at no charge to the Executive.

     (g) Transfers of Ownership. As soon as practicable following the Resignation Date, the Company shall (i) sell to the Executive, for $1.00 each, the Company-owned personal computer, printer and fax machine and other similar items being used by the Executive immediately before such date (provided that the Company may arrange for removal from the hard drive of said computer any of its proprietary software and confidential and proprietary information), and (ii) transfer to the Executive, for $1.00, the Club membership held by the Company. As soon as practicable following the third anniversary of the Resignation Date, the Company shall sell the Car to the Executive for $1.00.

     (h) Split Dollar Insurance Arrangement. In consideration of the Executive’s promises set forth in Sections 4 and 5 herein, the Company hereby agrees that it will not exercise its discretion pursuant to Section 6 of the Split Dollar Agreement between the Company and the Executive, dated January 1, 2001, to terminate such agreement, provided, that the Executive acknowledges that the foregoing shall in no way constitute a waiver of the Company’s right to receive a return of the cash surrender value or insurance proceeds, as applicable, thereunder (up to the amount of premium paid by the Company) upon the ultimate termination or settlement of the underlying insurance policy. The Executive shall have the right to maintain the insurance provided under the Split Dollar Agreement at his sole cost and expense following the Resignation Date, as well as the right to terminate the insurance arrangement at any time. The Executive further acknowledges that by mutual agreement the Company in 2001 ceased to pay any premiums on the insurance policy that is the subject of such arrangement, and that the Company has no further obligations to make any such premium payments.

     (i) Waiver Payment. In consideration of the Executive’s waiver of certain outplacement and perquisite benefits to which the Executive would otherwise be entitled under the Employment Agreement, the Company shall, as soon as practicable following the conclusion of the 409A Delay Period, pay $55,000 (plus interest thereon from the Resignation Date through the conclusion of the 409A Delay Period at the Applicable Federal Rate) to the Executive.

     3. Consulting and Cooperation. The Executive shall make himself available to render consulting services to the Company from the Resignation Date through the third anniversary thereof, as may be reasonably requested by the Company at mutually convenient times and places; provided, that in no event shall the Executive be required to provide consulting services in excess of 10 hours per month (it being understood that in the event that the Company desires additional hours, the Company and Executive will in good faith negotiate an appropriate rate of compensation for such additional hours). The Executive shall make himself reasonably available to the Company following the Resignation Date to assist the Affiliated Entities, as may be reasonably requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive’s employment with the Company. The Company will reimburse the Executive at a reasonable rate of compensation determined in good faith for assistance provided pursuant to the preceding sentence. The Company will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing assistance under this Section 3, upon receipt of proper documentation thereof.

     4. The Executive’s Covenants.

     (a) Noncompetition. In consideration for the benefits set forth in Section 2(d) hereof, the Executive hereby agrees that the Noncompetition Period (as defined in the Employment Agreement) shall, notwithstanding the definition of such term in Section 9(c) of the Employment Agreement, continue until the 18-month anniversary of the Resignation Date. Section 9 of the Employment Agreement is incorporated herein by reference.

     (b) Remedies. The Executive acknowledges and agrees that because of the nature of the business in which the Company and the other Affiliated Entities are engaged and because of the nature of the confidential information to which the Executive has had access during his employment, it would be impractical and excessively difficult to determine the actual damages of the Company and the other Affiliated Entities in the event the Executive breached any of the covenants of Section 4(a) (including Section 9 of the Employment Agreement), and remedies at law (such as monetary damages) for any breach of the Executive’s obligations under Sections 4(a) (including Section 9 of the Employment Agreement) would be inadequate. The parties therefore agree and consent that if the Executive commits any such breach or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Section 4(a) (including Section 9 of the Employment Agreement) that is finally determined to be unenforceable, the Executive and the Company hereby agree that this agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Section 4(a) (including Section 9 of the Employment Agreement) is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

     5. Releases.

     (a) Executive’s Release. The Executive, on behalf of himself and his successors, assigns, heirs and any and all other persons claiming through the Executive, if any, and each of them, shall and does hereby forever relieve, release, and discharge the Company and the other Affiliated Entities and their respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, executors, administrators, and any and all other related individuals and entities, if any, and each of them, in any and all capacities (other than in a capacity wholly unrelated to the Company and the Executive’s service thereto), from any and all claims, liabilities, demands, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively referred to as “claims”), including, but not limited to, any claims based on, arising out of, related to or connected with the Employment Agreement, this Agreement, the Executive’s employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with the Executive’s employment with, or termination of employment from, the Affiliated Entities, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever, except as set forth in Section 5(d) hereof.

     (b) Age Discrimination in Employment Act Waiver. In addition to the release set forth above in this Section 5, the Executive hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which the Executive would have been entitled absent this Agreement. Such waiver does not waive rights or claims which may arise after the date of execution of this Agreement. The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Agreement; (iii) he was given a period of twenty-one days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the execution of this Agreement, and this Agreement shall not become effective until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the date of execution of this Agreement. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

     (c) Company’s Release. The Company, on behalf of itself, its directors and its other Affiliated Entities, their respective successors and assigns, and any and all other persons claiming in any and all capacities through the Company or any Affiliated Entity, or directly against the Executive in any and all capacities including but not limited to his capacity as employee, director, officer or consultant of the Company and/or any of its affiliates, and each of them, shall and does hereby forever relieve, release, and discharge the Executive and his successors, assigns, and heirs, from any and all claims, debts, liabilities, demands, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”), including, but not limited to, any claims based on, arising out of, related to or connected with the Employment Agreement, this Agreement, or the Executive’s employment or the termination thereof, including, but not limited to, statutory and common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever. Notwithstanding the foregoing, nothing in this paragraph shall release claims arising out of the willful misconduct of the Executive.

     (d) Certain Limitations on Releases. Nothing herein shall be deemed to release the Company or the Executive in respect of their specific obligations under this Agreement or to release the Company or any of its affiliates, successors, assigns from any claims the Executive may make pursuant to the Executive’s right to indemnification under the Company’s charter, by-laws and applicable law and the insurance coverage covering him in any and all capacities including but not limited to his capacity as an employee, officer, director or consultant of the Company or of any of the Affiliated Entities or his rights as a stockholder of the Company, to the extent such rights are available to all other stockholders of the Company or to waive the Executive’s rights to benefits under any or all employee benefit plans (including, without limitation, the Company’s 401(k) Savings and Retirement Plan for West State Street Employees and 401(k) Excess/Deferred Compensation Plan) in which the Executive participates or participated as an employee, officer, director or consultant (other than to the extent such benefits are modified herein, in which case the Executive’s rights are limited to enforcement of the treatment thereby provided for); or to waive the Executive’s rights to any worker’s compensation claim.

     (e) Final Release. Immediately subsequent to the Resignation Date, the Executive shall re-affirm his release set forth above by executing a release of claims in substantially the form set forth as Exhibit A hereto.

     6. Indemnification of Director and Officer Liabilities. The Company hereby confirms to Executive its indemnification obligations under the Amended and Restated Certificate of Incorporation, by-laws, D & O insurance, and applicable law as in effect on the Resignation Date.

     7. Entire Agreement. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof. The Employment Agreement is superseded in full by this Agreement, except that Section 8 of the Employment Agreement and Section 9 of the Employment Agreement (as modified by Section 4(a) above) shall survive and are not so superseded. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever (other than benefits in the ordinary course under the Company’s health and welfare plans and qualified retirement plans) from any of the Affiliated Entities, and the payments described herein are in full satisfaction of the Executive’s rights under the Employment Agreement. The Company acknowledges that its obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

     8. Successors.

     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 8(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to it business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

     9. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

     10. Governing Law and Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

     11. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

     12. Public Disclosure. The Company and the Executive will reasonably agree upon the language of any disclosure/press release by Company relating to the matters hereof, subject to the Company’s requirements under applicable law.

     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     14. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to the Executive, at the home address for the Executive then shown in the Company’s records, and (ii) if to the Company, 790 Township Line Road, Yardley, PA 19067, Attention: General Counsel, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

____________________
Robert M. Jelenic
JOURNAL REGISTER COMPANY

By: ____________________

EXHIBIT A Release of Claims

     All capitalized terms used herein but not defined herein shall have the meanings set forth in the Separation Agreement dated October 12, 2007 between Robert M. Jelenic and Journal Register Company (the “Separation Agreement”).

     I, Robert M. Jelenic, on behalf of myself and my successors, assigns, heirs and any and all other persons claiming through me, if any, and each of them, shall and do hereby forever relieve, release, and discharge the Company and the other Affiliated Entities and their respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this release of claims (this “Release”), whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”), including, but not limited to, any claims based on, arising out of, related to or connected with the Employment Agreement, this Release, (subject to the final sentence hereof) the Separation Agreement, my employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with my employment with, or termination of employment from, the Affiliated Entities, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever. I expressly waive any and all rights under any applicable law with respect to claims that I do not know or suspect to exist in my favor at the time of executing this Release, even though if known by me, such claims might have materially affected my settlement with the Company.

     In addition to the release set forth above, I hereby voluntarily and knowingly waive all rights or claims arising under the Federal Age Discrimination in Employment Act. This waiver is given only in exchange for consideration in addition to anything of value to which I would have been entitled absent this Release. Such waiver does not waive rights or claims which may arise after the date of execution of this Release. I acknowledges that: (i) this entire Release is written in a manner calculated to be understood by me; (ii) I have been advised to consult with an attorney before executing this Release; (iii) I was given a period of twenty-one days within which to consider this Release; and (iv) to the extent I execute this Release before the expiration of the twenty-one-day period, I do so knowingly and voluntarily and only after consulting my attorney. I shall have the right to cancel and revoke this Release during a period of seven days following my execution of this Release, and this Release shall not become effective until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the date of execution of this Release. In order to revoke this Release, I shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect.

     Nothing herein shall be deemed to release the Company in respect of its specific obligations under the Separation Agreement or to release any claims that I may make pursuant to the indemnification and related insurance coverage covering me in my capacity as an officer and director of the Company or of any of the Affiliated Entities.

___________________
Acknowledged and Agreed:	Robert M. Jelenic
JOURNAL REGISTER COMPANY
By: ___________________